Exhibit 10.1

March 4, 2014

Mr. Richard A. Montoni
Chief Executive Officer
MAXIMUS, Inc.
1891 Metro Center Drive
Reston, Virginia 20190

Re:           Amendment of Income Continuity Plan and Employment Agreement

Dear Rich:

You and MAXIMUS, Inc. (“MAXIMUS”) entered into an Executive Employment, Non-Compete and Confidentiality Agreement effective April 24, 2006 which was subsequently amended on November 20, 2007, December 22, 2009 and October 7, 2013 (the “Employment Agreement”).  In addition, you are a Participant in the MAXIMUS Income Continuity Plan (“Plan”) which is incorporated by reference into the Employment Agreement.

MAXIMUS proposes to amend the Plan for all Participants to delete Section 4 (Excise Tax Gross-Up) such that no Participant will be eligible for an excise tax gross-up payment arising from a change of control of the Company under the Plan or any other plan, document or agreement pertaining to such Participant’s employment with MAXIMUS, including but not limited to your Employment Agreement.

If you agree to the amendment set forth above, please sign where indicated below and return the signed version of the letter to me.  All other terms and conditions of the Employment Agreement and the Plan shall remain unchanged.

Please contact me with any questions.  Thank you.

Sincerely,

/s/ David R. Francis
David R. Francis
General Counsel

AGREED:

/s/ Richard A. Montoni
Richard A. Montoni

March 4, 2014
Date